EXHIBIT 10.1

May 29, 2014

Ricardo Quintero
46 Old Mill Lane
Stamford, CT  06902

Dear Ricardo:

We are delighted to extend an offer of employment to you in accordance with the following:

➢	Your title will be President, Movado Group, Inc. and you will report to Efraim Grinberg, Chairman and Chief Executive Officer.

➢
Your compensation will consist of a bi-weekly base salary of $28,846.16 annualized to $750,000.  In addition to your base salary, you will be eligible to receive a bonus.  Your target bonus will be 75 % of your base pay and the actual amount of the bonus will be dependent upon you and the Company achieving certain objectives.

➢	You will receive a monthly car allowance of $1,000 and the company will pay for your automobile insurance.

➢
You will receive, subject to approval from the Board of Directors, restricted shares of stock valued at $1,000,000 which will be ratable vested at one-third (1/3) per year.  You will also receive stock options valued at $500,000 which will be ratable vested at one-third (1/3) per year.  If you should be terminated within your first year of employment (except for cause), you will become vested in one-half (1/2) of these restricted shares.

➢	You will be entitled to receive an annual equity grant equal in value to the dollar amount of your target bonus subject to the approval of the Compensation Committee of the Board of Directors.

➢
You are eligible to participate in the Company’s 401(k) plan (Movado Group Savings and Investment Plan) as well as the Movado Group Deferred Compensation Plan. Under our deferred compensation plan, you can defer income and the Company will match up to 10% of your base salary.  The employer contributions vest 20% per year with full vesting after five years for each year’s contribution.  You would be fully vested in the case of death, disability or normal retirement.  Twenty percent of the match will be in Company stock.  We will provide more information on this plan after you join the Company.

➢
You shall be entitled to receive medical benefits offered by the Company to all its full time employees.  You will also be covered under our group life insurance, long-term disability insurance and you may participate in our flexible spending account plan.  Medical and life insurance require an employee contribution (a summary of these benefits is attached).  You shall be reimbursed for your business and travel expenses in accordance with Company policy.

➢	If your employment should be terminated (other than for cause), the Company will pay you severance for one year.

➢
Your employment will at all times be subject to all of the Company’s policies and procedures applicable to its full-time employees as the same may be modified from time to time including, without limitation, the Company’s Code of Business Conduct and Ethics which is available on the Company’s website, www.movadogroupinc.com.

➢
While you are employed by the Company and for a period of six (6) months after such employment terminates, whether voluntarily or involuntarily for cause, or during any period that you may receive severance from the Company, you shall not directly or indirectly in any capacity, without the prior written consent of the Chief Executive Officer of the Company, which may be granted or withheld in the Company’s sole and absolute discretion, carry on or engage or participate in the watch or jewelry business, in any individual or representative capacity, as a principal, for your own account, jointly with others as a partner, joint venture, or shareholder of any firm, corporation, partnership, association, or other entity, or as a consultant, contractor, subcontractor or agent or employee of any person, firm, corporation, partnership, association or other entity.

➢
While you are employed by the Company and for a period of twelve (12) months after the termination of such employment, whether voluntarily or involuntarily, you shall not, directly or indirectly, alone or with others, in any capacity, without the prior written consent of the Company, which may be granted or withheld in the Company’s sole and absolute discretion, (a) employ, engage or retain any individual who is then an employee of the Company (or who had been an employee of the Company within six (6) months prior to the termination of your employment with the Company), or solicit, induce or persuade any such  individual to terminate his or her employment relationship with the Company; or (b) request, induce, or advise any client of the Company (which you had reason to know was such a client or prospective client of the Company) to withdraw, curtail, or cancel any of its business with the Company.

➢
It is understood that this in no way shall be construed as an offer or an agreement for employment for any period of time and that if you accept employment it will be “at will” where either you or we can terminate it any time with or without cause.

We are very excited that you will be a member of the Movado Group team as of July 14, 2014.  Towards that objective, will you please sign your acceptance of this offer below and forward a signed copy to my attention as soon as possible.

Very truly yours,

/s/ Vivian D’Elia

Vivian D’Elia
Sr. Vice President, Human Resources

Agreed to by:	/s/ Ricardo Quintero	Date:	May 29, 2014
Ricardo Quintero